Exhibit 4.22

THIS WARRANT AND THE UNDERLYING SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENT OF SUCH ACT OR SUCH LAWS.

Warrant Coverage: $150,000	Issue Date: January 13, 2022

WARRANT CERTIFICATE

This is to certify that, FOR VALUE RECEIVED, Leonite Fund I, LP (“Warrant Holder”) is entitled to purchase, subject to the provisions of this Warrant Certificate (the “Warrant”), from SMART FOR LIFE, INC., a Delaware corporation (the “Issuer”), shares of common stock of the Issuer (“Common Stock”) equal to $150,000, representing one hundred percent (100%) of the Note Purchase Amount in said Warrant Holder’s Note (as defined in the Purchase Agreement) as “warrant coverage.” For the avoidance of doubt, an investment in the Note with the minimum Note Purchase Amount of $100,000 would include a Warrant to purchase $100,000 of the Issuer’s Common Stock. The Warrant shall be exercisable at a price per share of Common Stock equal to 125% of the price per share of Common Stock sold in the Issuer’s proposed initial public offering (the “Exercise Price”). This Warrant may be exercised at any time or from time to time during the three- year period commencing on the 6 month anniversary of the date on which the Issuer completes it’s initial public offering (the “Exercise Period”). To the extent the Warrant is not exercised during the Exercise Period, such Warrant shall become void. The shares of Common Stock deliverable upon such exercise are hereinafter sometimes referred to as “Warrant Shares.”

1.	Exercise of Warrant; Cancellation of Warrant

a. The Warrant is issued pursuant to that certain Note and Warrant Purchase Agreement, by and between Issuer and Warrant Holder, effective January 13, 2022 (the “Purchase Agreement”) duly executed and delivered by Issuer, and such Purchase Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of Issuer and the Warrant Holder.

b. This Warrant may be exercised in whole or in part at any time or from time to time during the Exercise Period; provided, however, that if either such day is a day on which banking institutions in the State of Florida are authorized by law to close, then on the next succeeding day which shall not be such a day.

c. This Warrant may be exercised by presentation and surrender hereof to the Issuer at its principal office with the Form of Election to Purchase (see Exhibit A hereto) and accompanied by payment of the applicable Exercise Price for the number of Warrant Shares specified in such form. As soon as practicable after each such exercise of this Warrant, but not later than seven (7) days following the receipt of good and available funds, the Issuer shall issue and deliver to the Warrant Holder a certificate or certificate for the Warrant Shares issuable upon such exercise, registered in the name of the Warrant Holder, or otherwise cause such Warrant Shares to be issued in book entry form. If this Warrant should be exercised in part only, the Issuer shall, upon surrender of this Warrant Certificate for cancellation, execute and deliver a new Warrant evidencing the rights of the Warrant Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder. Upon receipt by the Issuer of this Warrant at its office in proper form for exercise, the Warrant Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Warrant Holder.

2.	Cashless Exercise.

a. If the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Warrant Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Issuer together with the properly endorsed Notice of Exercise and notice of such election in which event the Issuer shall issue to the Warrant Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)
A

Where X = the number of shares of Common Stock to be issued to the Warrant Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A = the fair market value of one share of the Issuer’s Common Stock (at the date of such calculation)

B = Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Issuer’s Board of Directors in good faith; provided, however, that where there exists a public market for the Issuer’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Issuer’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Issuer’s initial public offering.

3. Adjustment of Exercise Price. In the event of changes in the outstanding Common Stock of the Issuer by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Warrant Holder, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Warrant Holder would have owned had the Warrant been exercised prior to the event and had the Warrant Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number, class, and kind of shares subject to this Warrant. The Issuer shall promptly provide a certificate notifying the Warrant Holder in writing of any adjustment in the Exercise Price and/or the total number, class, and kind of shares issuable upon exercise of this Warrant, which certificate shall specify the Exercise Price and number, class and kind of shares under this Warrant after giving effect to such adjustment.

4. Reservation of Shares. The Issuer shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrants.

5. Loss of Warrant. On receipt of evidence reasonably satisfactory to the Issuer of the loss, theft or destruction of any Warrant, on delivery of an indemnity agreemen or security reasonably satisfactory in form and amount to the Issuer or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Issuer at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

6. Rights of Warrant Holder. The Warrant Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Issuer, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in the Warrant and are not enforceable against the Issuer except to the extent set forth herein.

7. Assignment of Warrant. This Warrant may not be transferred by the Warrant Holder without the written consent of the Issuer. Notwithstanding the foregoing, no such consent shall be necessary for a transfer by such Warrant Holder to a shareholder of such Issuer, if the transferee or transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Warrant Holder hereunder.

8. Acceptance. Receipt of this Warrant Certificate by the Warrant Holder shall constitute acceptance and agreement to all of the terms and conditions contained herein.

9. Governing Law. This Warrant is made under and shall be governed by and construed in accordance with the internal laws of the State of Florida without regard to principles relating to conflict of laws.

(Signature Page Follows)

IN WITNESS WHEREOF, Issuer has caused this Warrant Certificate to be signed by its duly authorized officers as of the Issue Date set forth above.

SMART FOR LIFE, INC.

By:	/s/ Alfonso J. Cervantes, Jr.
Name:	Alfonso J. Cervantes, Jr.
Title:	Executive Chairman

NOTICE OF EXERCISE

TO: SMART FOR LIFE, INC.

(1) The undersigned hereby elects to purchase Warrant Shares of the Issuer pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF WARRANT HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: